Exhibit 10.1

Black Swan Capital Group

May 2nd, 2011

Mr. George Coates

Chief Executive Officer
Coates International, Ltd.
2100 Highway 34 and Ridgewood Road Wall Township, NJ 07719-9738

Dear Mr. Coates:

Black Swan Capital Group, Inc. ("Lender") is pleased to offer financing for a term debt as described in this commitment letter to Coates International, Ltd. ("Borrower"). This Commitment Letter shall supersede all prior correspondences, commitments, all other communications relating to this financing arrangement between the Borrower and the Lender. The outline of this offer is as follows:

Borrower: Coates International, Ltd.

Lender: Black Swan Capital Group, Inc.

Use of Proceeds: Proceeds of the Loan will be used as outlined in the use of proceeds statement. Anticipated Closing Date: The Closing Date(s) is anticipated to be no later than May 23rd, 2011.

Loan Amount: Not to exceed $10,000,000; Black Swan will initially fund $5 million at closing and borrower agrees to drawdown the remaining balance within nine months after closing, upon a 30-day written notice.

Collateral: To secure the loan, Lender will require a perfected first lien and security interest in all assets of Borrower, now owned or hereafter acquired, including cash, accounts receivable, inventory, machinery, equipment, furniture, fixtures, tools, copyrights, licenses, patents, trademarks, trade-names, other intellectual property, leases, leasehold improvements, general intangibles, and all other assets.

Subject to the right of first offer set forth below, Lender agrees it will subordinate its interest in accounts receivable and inventory of Borrower and proceeds thereof , if required by another lender in connection with a working capital line of credit subject to a subordination agreement acceptable to Lender.

Interest Rate: 10.00% per annum.

Closing Fee: 3.5%

Loan Payments: Payments of principal and interest will be due on a monthly basis.

Right of First Offer: If and when, during the term of the Loan, Borrower seeks a revolving working capital financing secured by its accounts receivable, Borrower will so notify Lender and permit Lender to make a proposal to provide such financing. Lender must reply to Borrower's notice within 15 days of the date of such notice, indicating whether Lender accepts for declines to make such proposal. Borrower will be required to accept Lender's proposal if the terms and conditions of the proposal are no less favorable to Borrower than any other proposal received by Borrower.

Black Swan Capital Group

Loan Prepayment: Borrower may prepay the Loan any time. There would be a prepayment penalty according to the following:

5% if prepaid during the first twelve month period post-closing. 4% if prepaid during the second twelve month period post-closing.

Conditions Precedent to Funding: 1. No material adverse change in the financial condition, operations or prospects of the Borrower prior to funding. 2. Completion of the documentation and final terms of the proposed financing satisfactory to Lender and Lender's counsel. 3. Results of all legal due diligence, including lien, judgment and tax search and other matters Lenders may request shall be satisfactory to Lender and Lender's counsel. 4. Borrower must be on track to produce at least $15MM in Revenue after the production and sale of product. 5. Lender shall receive a valid and perfected first priority lien and security interest in all Assets of the company and Lender shall have received satisfactory evidence there are no liens on the Assets except as expressly permitted herein.

Fees and Expenses: The Borrower will be responsible for the Lender's reasonable expenses in connection with the transaction up to $25,000.00

Law: This letter and the proposed Loan are intended to be governed by and constructed in accordance with Colorado law without regard to its conflict of law provisions.

Indemnity: Borrower agrees to indemnify and to hold harmless Lender, and its officers, directors and employees against all claims, damages, liabilities and expenses which may be incurred by or asserted against any such person in connection with or arising out of this letter and the transactions contemplated hereby, other than claims, damages, liability, and expense resulting from such person's gross negligence or willful misconduct.

Confidentiality: This letter is delivered to you with the understanding neither it nor its substance shall be disclosed publicly or privately to any third person except those who are in a confidential relationship to you (such as your legal counsel and accounts), or where the same is required by law (including all applicable federal and state securities laws), which conditions Borrower and its agents agree to be bound by upon acceptance of this letter.

Conditions of Acceptance: This Commitment Letter is intended to be a summary of the most important elements of the agreement to enter into a loan transaction with Borrower and it is subject to all requirements and conditions contained in Loan documentation proposed by Lender or its counsel in the course of closing the loan described herein. Not every provision imposes duties, obligations, burdens, or limitations on Borrower is contained herein, but shall be contained in the final Loan documentation satisfactory to Lender and its counsel.

Black Swan Capital Group

Commitment Expiration: This commitment shall expire on May 9th, 2011, unless prior thereto either extended in writing by the Lender or accepted as provided below by the Borrower. Should you have any questions, please call me. If you wish to accept this Commitment, please so indicate by signing and returning the enclosed duplicate copy of this letter to me by May 9th, 2011.

Yours truly,

Black Swan Capital Group, Inc.

By:	/s/ Elliott Boston
Elliott Boston
Managing Director

Agreed and Accepted Coates International, Ltd.

By:	/s/ George Coates
George Coates
Chief Executive Officer

Black Swan Capital Group

SUMMARY OF TERMS AND CONDITIONS

$10,000,000 TERM DEBT CREDIT FACILITY

May 2nd, 2011

BORROWER: Coates International, Ltd. (the "Borrower"). LENDERS: Black Swan Capital Group, Inc.

FACILITY: A $10,000,000 term debt credit facility (the "Facility").

MATURITY DATE: The Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full upon the second (2nd) anniversary of the closing date of the Facility (the "Maturity Date").

PURPOSE: The Facility shall be used (i) for general corporate purposes of the Borrower and its subsidiaries, including, without limitation, working capital, capital expenditures in the ordinary course of business and permitted acquisitions, and (ii) to pay fees and expenses related to the Facility.

INTEREST AND EXPENSES: See Addendum I.

FINANCIAL REPORTING: Borrower shall timely file all annual and quarterly reports with the SEC. Upon request from the lender, Borrower shall provide Lender with Key Performance Indicators such as number of units shipped and gross revenues within 30-Days of closing of its financial books and records. All information furnished by Borrower shall be strictly confidential "Insider Information"

CONDITIONS PRECEDENT TO CLOSING: Customary for facilities of this nature, including, but not limited to, credit documentation consistent with the terms herein or otherwise reasonably satisfactory to the Lender; legal opinions and other closing documentation consistent with the terms herein or otherwise reasonably satisfactory to the Lender; all governmental, shareholder, corporate and third party consents shall have been obtained or waived; no material financial adverse change in the company, including no new material pending or threatened litigation the Company has not disclosed, bankruptcy, or other proceeding; satisfactory review of all corporate documentation and other legal due diligence.

REPRESENTATIONS AND WARRANTIES: Customary for facilities of this nature, including, but not limited to, corporate existence; corporate and governmental authorization; enforceability; financial information; no material adverse changes; compliance with laws and agreements (including environmental laws);compliance with ERISA; solvency; title to assets; material contracts; no material litigation; payment of taxes; financial condition; and full disclosure.

AFFIRMATIVE COVENANTS: Customary for facilities of this nature, including, but not limited to, receipt of financial information; notification of litigation, investigations, and other adverse changes; payment and performance of obligations; conduct of business; maintenance of existence; maintenance of property and insurance (including hazard and business interruption coverage); maintenance of records and accounts; inspection of property and books and records; compliance with laws (including environmental laws); payment of taxes; and ERISA.

Black Swan Capital Group

FINANCIAL COVENANTS: Financial covenants will be finalized upon the issuance of the loan documents and will include the following:

(i) a minimum Tangible Net Worth shall be maintained in the amount; Tangible Net Worth shall mean the sum of the following: Capital, Capital Surplus and Retained Earnings, less the sum of the value on Borrower's books of all intangible assets, including, but not limited to, goodwill, patents, franchises, trademarks, copyrights and the write-up in the book value of any assets resulting there from after acquisition;

(ii) a minimum current ratio, calculated by dividing Borrower's Current Assets by Borrower's Current Liabilities, shall be maintained;

(iii) a minimum Working Capital shall be maintained, where “Working Capital” shall mean Borrower's Current Assets less Borrower's Current Liabilities; and

(iv) a minimum interest coverage ratio calculated by dividing Borrower's Total Earnings before interest and taxes by Borrower's Total Interest Expense.

NEGATIVE COVENANTS: Customary for facilities of this nature, including but not limited to, restrictions and limitations (subject to customary exceptions and baskets to be mutually agreed upon) on: indebtedness; liens; guaranty obligations; changes in business; mergers; sales of assets; acquisitions (other than permitted acquisitions as described below); loans, advances and investments; transactions with affiliates-(with the exception of the normal course of business); sale and leaseback transactions; prepayments of or material amendments to indebtedness (including, without limitation, repayment of any subordinated debt; except Borrower may make prepayments of outstanding convertible notes in an amount up to $275,000); restrictive agreements; dividends and repurchases of the stock of the Borrower (other than permitted dividends and stock repurchases as described below and changes in fiscal year or accounting method. So long as (1) no default or event of default shall have occurred and be continuing; (2) the Borrower will have at least $250,000 of cash on hand after giving effect to any dividend payments or any repurchases of stock of the Borrower, the Borrower may pay dividends and make stock repurchases at any time.

ADDITIONAL INDEBTEDNESS: No additional debt (except for Payables) in the normal course shall be incurred by Coates International, Ltd. without written approval of Lender. Coats will be permitted to make capital expenditures in connection with expending its manufacturing capacity by means of acquiring or building a facility in order to increase its productions capacity.

EVENTS OF DEFAULT: Customary events of default (and cure periods) for facilities of this nature, including, but not limited to: failure to pay any interest, principal or fees under the Facility when due; failure to perform any covenant or agreement; inaccurate or false representation or warranties; cross defaults (including cross-defaults to defaults under material contracts such that it results in a lien ); actual or asserted invalidity (by the Borrower or any other loan party) the Lenders; insolvency or bankruptcy; ERISA; judgment defaults; change in control; and any other events of default deemed reasonably necessary by the Lenders in the context of the proposed transaction.

WAIVERS AND AMENDMENTS: Amendments and waivers of the provisions of the credit agreement and other definitive credit documentation will require the approval of the Borrower and the Required Lenders, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees (other than the permitted reductions described herein), (iii) extensions of scheduled maturities or times for payment, and (iv) releases of guarantees of the Facility, if any.

Black Swan Capital Group

INDEMNIFICATION: Consistent with customary practice for transactions of this nature, the Borrower shall indemnify the Lender and their respective affiliates from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Facility, the Borrower's use of the loan proceeds or the commitments, including, but not limited to, reasonable attorney's fees and settlement costs; provided, the Borrower shall not be required to reimburse any lender for legal or other fees and expenses incurred in connection with the negotiation and closing of the definitive closing documentation executed and delivered at closing. This indemnification shall survive and continue for the benefit of the indemnitees at all times after the Borrower's acceptance of the Lenders' commitments for the Facility, notwithstanding any failure of the Facility to close.

STOCK PLEDGE: Company will pledge unregistered and restricted common shares of stock equal to the value of the term debt facility in an escrow account. Pursuant to Rule 144 of the Securities Act of 1933, these shares shall generally be eligible to be traded on the open market in reliance on an exemption thereunder from registration after satisfaction of a six-month holding period.

WAIVER OF JURY TRIAL AND GOVERNING LAW: Waiver of jury trial, submission to jurisdiction in Denver, Colorado and mandatory binding arbitration in Denver, Colorado; Colorado law (without reference to choice of law provisions) to govern.

MISCELLANEOUS: This summary of terms and conditions does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive credit documentation for the Facility contemplated hereby.

Black Swan Capital Group

ADDENDUM I

INTEREST AND EXPENSES

INTEREST RATE: The Borrower's Interest Rate will be 10.00% for the term of the loan.

DEFAULT RATE INTEREST: Upon the occurrence and during the continuance of any payment event of default or, at the option of the Lender, upon the occurrence and during the continuance of any other event of default, (i) the Borrower shall no longer have the option to request the base rate of 10%, (ii) all amounts due and payable with respect to the base rate shall bear interest at a rate per annum of five-percent (5%) in excess of the rate after the cure period has expired.

EXPENSES: The Borrower shall be responsible for all reasonable legal and other out-of-pocket expenses incurred by the Lender related to due diligence performed by the Lender in connection with the transaction, the execution of the loan documentation, and future administration of the definitive credit documentation up to $25,000.00